CONSENT OF INDEPENDENT AUDITORS


Board of Trustees and Shareholders
Evergreen Equity Trust

We consent to the use of our report dated September 3, 1999 for Evergreen Blue Chip Fund, Evergreen Equity Income Fund, Evergreen Growth and Income Fund, Evergreen Income and Growth Fund, Evergreen Small Cap Value Fund, Evergreen Utility Fund, and Evergreen Value Fund, portfolios of Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


KPMG LLP
Boston, Massachusetts
November 24, 1999